Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Shereen P. Jones
Executive Vice President,
Chief Financial and
Investment Officer
Boykin Lodging Company
(216) 430-1200

Boykin Lodging Announces Second Quarter Financial Results

Cleveland, Ohio, August 5, 2004—Boykin Lodging Company (NYSE: BOY), a hotel real estate investment trust, today announced financial results for the second quarter and six months ended June 30, 2004.

Financial Highlights:

The Company’s net loss attributable to common shareholders for the second quarter of 2004 totaled $0.4 million, or $0.02 per fully-diluted share, compared with the same period last year when the net loss totaled $1.6 million, or $0.09 per share.

Funds from operations attributable to common shareholders (FFO) for the second quarter totaled $5.8 million, or $0.33 per fully diluted share, a decrease from second-quarter 2003 FFO of $6.5 million or $0.37 per share, primarily due to declines in the contribution from condominium development and unit sales.

The Company’s earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter, including the Company’s share of EBITDA from unconsolidated joint venture subsidiaries, totaled $12.2 million, down from last year’s second quarter EBITDA of $14.2 million. FFO and EBITDA are non-GAAP financial measures that should not be considered as alternatives to any measures of operating results under GAAP.

The operating results of the five properties sold during 2003 and the Doubletree Portland Downtown sold during the first quarter of 2004 are reflected in the financial statements as discontinued operations for all periods presented. Additionally, the Company acquired the Radisson Suite Beach Resort on Marco Island, Florida in August 2003.

Details of Second Quarter Results:

Revenues from continuing operations for the quarter ended June 30, 2004, were $65.1 million, compared with revenues of $67.5 million for the same period last year. The decrease in revenues was primarily attributable to the decrease in condominium development and unit sales due to the completion of the Sanibel View Villas project in 2003 and the near completion of the White Sand Villas project as of June 30, 2004. Revenues from continuing hotel operations were $63.5 million versus $59.8 million for the same period last year. Revenue per available room (RevPAR) for the 28 hotels owned as of the end of the second quarter increased 0.1% to $62.39 from last year’s $62.31. Occupancy fell slightly to 62.8% from 63.4%, while the average daily room rate increased 1.1% to $99.32 from $98.28. Renovations continued to negatively impact occupancy, with approximately 16,600 room nights out of service, or 2.2% of the Company’s room inventory for the second quarter versus approximately 3,600 room nights out of service, or approximately 0.5% of the Company’s room inventory for the prior year period.

For the comparable properties, consisting of the 24 consolidated properties owned and operated under a Taxable REIT Subsidiary (TRS) structure for the second quarter of both years, RevPAR decreased 2.2% to $57.68 in 2004 from $58.96 in 2003. Occupancy fell to 61.7% from 63.2% while the average daily room rate increased 0.2% to $93.42 in 2004 versus $93.21 in 2003.

Hotel profit margins, defined as hotel operating profit (hotel revenues less hotel operating expenses) as a percentage of hotel revenues, for the comparable properties averaged 25.2% for the second quarter of 2004, compared with 27.5% for the 2003 period. Declines were primarily due to increases in employee-related expenses and preventative maintenance at the properties as well as changes to certain franchise agreements.

The contribution from condominium development and unit sales totaled $0.7 million during the second quarter of 2004 versus $1.9 million in the year earlier period as a result of the sellout of the Sanibel View Villas project in the prior year and the near completion of the White Sand Villas project in 2004. As of June 30, 2004, sales had closed and all sales proceeds were collected for the 91 available units within the new condominium-hotel tower, White Sand Villas. As of June 30, however, a portion of revenues and related costs remain to be recognized because the contractors for the White Sand Villas project are still required to fulfill certain obligations under the contract for the building. Upon completion, the Company anticipates a total net profit on the project in excess of $12.3 million. The Company further noted that all of the unit owners have entered into agreements to make their units available to the resort for use as hotel rooms, therefore the Company will continue to generate cash flow from this project.

The Company also stated that it is continuing to market units for pre-sale in the final phase of the Pink Shell redevelopment, a new 43-unit condo-hotel tower named Captiva Villas. The Company expects to commence demolition of the existing buildings and construction of the new building once it has entered into non-cancelable contracts for approximately two-thirds of the available units and has secured construction financing for the project.

In April 2004, the ancillary conference center project at the Doubletree Portland Lloyd Center hotel was completed and became operational. Upon completion of the project, the facilities were inspected by, and awarded membership to the International Association of Conference Centers. The Company now has three ancillary conference centers open. In addition to the center in Portland, ancillary conference centers are operational at the Doubletree Berkeley Marina and Doubletree Omaha Downtown hotels.

Year-to-date Results:

The Company’s net loss attributable to common shareholders for the six months ended June 30, 2004 totaled $4.9 million versus $4.4 million for the year-earlier period. Year-to-date revenues through June 30, 2004 totaled $126.7 million, compared with $130.0 for the six months ended June 30, 2003. RevPAR for the comparable 24 hotels declined 1.6% to $55.20 from last year’s $56.08, as occupancy fell 1.2 points to 59.3% from 60.5% and the average daily rate increased slightly to $93.09 from $92.67. During the first six months of 2004, the hotel profit margins of the 24 comparable hotels averaged 23.6%, compared with 25.3% for the previous year. EBITDA, including the Company’s share of EBITDA from unconsolidated joint venture subsidiaries, totaled $15.9 million, down from last year’s EBITDA of $23.9 million. For the first six months of 2004, FFO of $4.1 million, or $0.23 per fully diluted share, was below last year’s FFO of $9.1 million, or $0.52 per share for the same period.

Included in the year-to-date 2004 net loss, EBITDA and FFO is a $4.3 million impairment charge related to one of the Company’s properties. Net of minority interest, the impairment charge approximated $3.7 million, or $0.21 per share.

In the first quarter of 2004, the Company received $2.5 million of insurance proceeds in excess of the net book value of the assets disposed in 2003 related to the ongoing renovation at its Berkeley property. The proceeds are reflected as gain on sale/disposal of assets within the financial statements. The renovation, which left one building out of service through the second quarter, is now complete and the building was reopened in early July.

Capital Structure:

At June 30, 2004, Boykin had $18.1 million of cash and cash equivalents, and total consolidated debt of $260.3 million. The Company’s pro rata share of the debt of unconsolidated joint ventures totaled $24.3 million at June 30, 2004. In July, the mortgage secured by the Meadowlands property was refinanced and resulted in an increase of our share of outstanding debt related to unconsolidated joint ventures of approximately $1.0 million.

The $91.1 million balance of the Company’s $108.0 million term loan was scheduled to mature in July 2004. During the second quarter the Company utilized its option to extend the maturity to July 2005.

Outlook:

Based upon the current booking trends, the Company anticipates third-quarter RevPAR for the portfolio will be 4.5% to 6.5% above the same period last year, with full-year 2004 RevPAR 1.5% to 3.5% above 2003. Based upon these assumptions, the Company expects a range of $0.27 to $0.33 of net income per share for the third quarter with net losses ranging between $0.29 and $0.17 per share for the full year. FFO is expected to range between $0.23 and $0.29 per fully-diluted share for the third quarter and $0.73 and $0.85 per share for the full year, prior to the reduction for impairment.

Mr. Boykin commented, “We are continuing to focus on the transformation of our portfolio. As previously announced, we have recently closed on the sale of two properties which were inconsistent with our strategy of owning upscale commercial and resort hotels in urban and beachfront markets. We look forward to redeploying the capital from such sales to properties with greater growth prospects in markets with high barriers to entry. We believe that the combination of the upgrading of our portfolio and the improvement within the economy and lodging industry will improve the Company’s results.”

The Company will hold a conference call with financial analysts to discuss second-quarter 2004 results at 2:00 p.m. Eastern Time today, August 5, 2004. A live webcast of the call can be heard on the Internet by visiting the Company’s website at www.boykinlodging.com and clicking on the investor relations page or by visiting other websites that provide links to corporate webcasts.

Boykin Lodging Company is a real estate investment trust that focuses on the ownership of full-service, upscale commercial and resort hotels. The Company currently owns interests in 26 hotels containing a total of 7,700 rooms located in 16 states, and operating under such internationally known brands as Doubletree, Marriott, Hilton, Radisson, Embassy Suites, and Courtyard by Marriott among others. For more information about Boykin Lodging Company, visit the Company’s website at www.boykinlodging.com.

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties that may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include financial performance, real estate conditions, execution of hotel acquisition programs, changes in local or national economic conditions, and other similar variables and other matters disclosed in the Company’s filings with the SEC, which can be found on the SEC’s website at http://www.sec.gov.

The Company defines comparable properties as those that are consolidated into the Company’s financial statements and which are operated under the TRS structure for the period that is being discussed for both the current and prior year and are owned as of the last day of the most recent fiscal period.

The Company believes that FFO is helpful to investors as a measure of the performance of an equity REIT because it provides investors with another indication of the Company’s performance prior to deduction of real estate related depreciation and amortization. The Company believes that EBITDA is helpful to investors as a measure of the performance of the Company because it provides an indication of the operating performance of the properties within the portfolio and is not impacted by the capital structure of the REIT.

Neither FFO nor EBITDA represent cash generated from operating activities as determined by GAAP and should not be considered as an alternative to GAAP net income as an indication of the Company’s financial performance or to cash flow from operating activities as determined by GAAP as a measure of liquidity, nor is it indicative of funds available to fund cash needs, including the ability to make cash distributions. FFO and EBITDA may include funds that may not be available for the Company’s discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions, and other commitments and uncertainties.

BOYKIN LODGING COMPANY
STATEMENTS OF OPERATIONS, FUNDS FROM OPERATIONS ATTRIBUTABLE TO COMMON
SHAREHOLDERS, AND EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
AMORTIZATION
(Unaudited, amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
OPERATING DATA:	2004	2003	2004	2003
Revenues:
Hotel revenues:
Rooms	$40,219	$37,931	$77,979	$71,804
Food and beverage	19,587	18,525	37,115	34,259
Other	3,644	3,337	6,381	6,002

Total hotel revenues	63,450	59,793	121,475	112,065
Lease revenue	343	336	686	673
Other operating revenue	135	90	230	173
Revenues from condominium development and unit sales	1,181	7,286	4,274	17,096

Total revenues	65,109	67,505	126,665	130,007

Expenses:
Hotel operating expenses:
Rooms	9,995	9,256	19,300	17,833
Food and beverage	13,534	12,851	25,860	24,547
Other direct	2,463	2,192	4,411	3,843
Indirect	19,700	17,426	38,794	34,297
Management fees to related party	1,391	1,195	3,077	2,133
Management fees – other	112	426	206	1,051

Total hotel operating expenses	47,195	43,346	91,648	83,704
Property taxes, insurance and other	4,203	3,582	8,465	7,682
Cost of condominium development and unit sales	482	5,353	3,481	11,685
Real estate related depreciation and amortization	6,829	8,495	13,623	15,103
Corporate general and administrative	2,027	2,268	4,052	3,948
Impairment of real estate	—	—	4,300	—

Total operating expenses	60,736	63,044	125,569	122,122

Operating income	4,373	4,461	1,096	7,885

Interest income	30	224	176	254
Other income	—	11	8	18
Interest expense	(3,595)	(4,081)	(7,175)	(8,106)
Amortization of deferred financing costs	(338)	(720)	(668)	(1,399)
Minority interest in earnings of joint ventures	(6)	(19)	(39)	(39)
Minority interest in loss of operating partnership	206	246	1,298	1,027
Equity in earnings (loss) of unconsolidated joint ventures	143	135	(588)	(709)

Income (loss) before gain on sale/disposal of assets and discontinued operations	813	257	(5,892)	(1,069)

Gain on sale/disposal of assets	8	343	2,523	376

Income (loss) before discontinued operations	821	600	(3,369)	(693)

Discontinued operations:
Operating loss from discontinued operations, net of minority interest income of $84 for the six months ended June 30, 2004 and $119 and $371 for the three and six months ended June 30, 2003, respectively	—	(669)	(476)	(2,089)
Gain (loss) on sale of assets, net of minority interest income (expense) of $(237) for the six months ended June 30, 2004, and $66 and $(142) for the three and six months ended June 30, 2003, respectively	—	(373)	1,344	802

Net income (loss)	$821	$(442)	$(2,501)	$(1,980)

Preferred dividends	(1,188)	(1,188)	(2,376)	(2,376)

Net loss attributable to common shareholders	$(367)	$(1,630)	$(4,877)	$(4,356)

FUNDS FROM OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS (FFO):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003

Net income (loss)	$821	$(442)	$(2,501)	$(1,980)
Minority interest	(200)	(412)	(1,106)	(1,217)
(Gain) loss on sale/disposal of assets	(8)	96	(4,104)	(1,320)
Real estate related depreciation and amortization	6,829	8,495	13,623	15,103
Real estate related depreciation and amortization included in discontinued operations	—	513	177	1,154
Equity in (income) loss of unconsolidated joint ventures	(143)	(135)	588	709
FFO adjustment related to joint ventures	603	584	406	400
Preferred dividends declared	(1,188)	(1,188)	(2,376)	(2,376)

Funds from operations after preferred dividends	$6,714	$7,511	$4,707	$10,473
Less: Funds from operations related to minority interest	907	1,018	636	1,420

Funds from operations attributable to common shareholders	$5,807	$6,493	$4,071	$9,053

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA):
Operating income	$4,373	$4,461	$1,096	$7,885
Interest income	30	224	176	254
Other income	—	11	8	18
Real estate related depreciation and amortization	6,829	8,495	13,623	15,103
EBITDA attributable to discontinued operations	—	75	(99)	(391)
Company’s share of EBITDA of unconsolidated joint ventures	963	948	1,141	1,127
EBITDA attributable to joint venture minority interest	(18)	(31)	(61)	(61)

EBITDA	$12,177	$14,183	$15,884	$23,935

BOYKIN LODGING COMPANY
PER-SHARE DATA
(Unaudited)

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,
PER-SHARE DATA:	2004	2003	2004	2003

Net loss attributable to common shareholders before discontinued operations per share:
Basic	$(0.02)	$(0.03)	$(0.33)	$(0.18)
Diluted	$(0.02)	$(0.03)	$(0.33)	$(0.18)
Discontinued operations per share:
Basic	$0.00	$(0.06)	$0.05	$(0.07)
Diluted	$0.00	$(0.06)	$0.05	$(0.07)
Net loss attributable to common shareholders per share:
Basic	$(0.02)	$(0.09)	$(0.28)	$(0.25)
Diluted	$(0.02)	$(0.09)	$(0.28)	$(0.25)
FFO attributable to common shareholders per share:
Basic	$0.33	$0.37	$0.23	$0.52
Diluted	$0.33	$0.37	$0.23	$0.52

Weighted average common shares outstanding — Basic	17,411,551	17,339,179	17,404,147	17,328,002
Effect of dilutive securities:
Common stock options	8,258	11,487	32,416	15,248
Restricted share grants	26,616	69,415	58,781	74,957

Weighted average common shares outstanding — Diluted	17,446,425	17,420,081	17,495,344	17,418,207

BOYKIN LODGING COMPANY
SELECTED HOTEL STATISTICS and BALANCE SHEET INFORMATION
(Unaudited, amounts in thousands except statistical data)

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
HOTEL STATISTICS:

All Hotels (28 hotels) (a)(b)
Hotel revenues	$71,374	$70,307	$134,687	$132,129
RevPAR	$62.39	$62.31	$59.47	$59.35
Occupancy	62.8%	63.4%	60.0%	60.5%
Average daily rate	$99.32	$98.28	$99.09	$98.04

Comparable Hotels (24 hotels) (c)
Hotel revenues	$59,910	$59,817	$113,150	$112,084
RevPAR	$57.68	$58.96	$55.20	$56.08
Occupancy	61.7%	63.2%	59.3%	60.5%
Average daily rate	$93.42	$93.21	$93.09	$92.67

(a)	Includes all hotels owned or partially owned by Boykin as of June 30, 2004.
(b)	Results calculated including 35 lock-out rooms at the Radisson Suite Beach Resort on Marco Island.
(c)	Includes all consolidated hotels operated under the TRS structure for all periods presented and owned or partially owned by Boykin as of June 30, 2004.

	June 30,	December 31,
	2004	2003
SELECTED BALANCE SHEET INFORMATION:

Assets
Investment in hotel properties	$628,904	$616,363
Accumulated depreciation	(155,516)	(146,072)

Investment in hotel properties, net	473,388	470,291
Cash and cash equivalents including restricted cash	31,292	29,378
Accounts receivable, net	5,836	40,904
Investment in unconsolidated joint ventures	15,898	16,158
Other assets	13,782	13,518
Assets of discontinued operations, net	—	21,043

Total Assets	$540,196	$591,292

Liabilities and Shareholders’ Equity
Outstanding debt	$260,319	$282,019
Accounts payable and accrued expenses	41,047	47,497
Deferred lease revenue	318	—
Minority interest in joint ventures	1,115	1,177
Minority interest in operating partnership	10,350	11,495
Liabilities related to discontinued operations	—	17,563
Shareholders’ equity	227,047	231,541

Total Liabilities and Shareholders’ Equity	$540,196	$591,292